EXHIBIT 23

                         Consent Of Independent Auditors



     We consent to the incorporation by reference in the Registration Statements No. 333-119638, 333-111004, 333-109220, 333-70862, 333-45750, 333-88899,
333-43117, 333-22323, 033-56145, and 033-56147 on Form S-8 and Registration
Statements No. 333-91966 and 333-98741 on Form S-3 of Charming Shoppes, Inc., of our reports dated April 11, 2005, with respect to the consolidated financial statements of Charming Shoppes, Inc., Charming Shoppes, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Charming Shoppes, Inc. included in this Annual Report (Form 10-K) for the year ended January 29, 2005.








                                                 /S/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 11, 2005